Exhibit 99.1
Contact:
Scott Solomon
Vice President
Sharon Merrill Associates, Inc.
617-542-5300
ssolomon@investorrelations.com
Sucampo Pharmaceuticals Presents Data on Cobiprostone
at American College of Gastroenterology Annual Scientific Meeting

Study Suggests Chloride Channel Activator’s
Role in Cellular Protection and Restoration
BETHESDA, MD, October 15, 2007 — Sucampo Pharmaceuticals, Inc., (Nasdaq: SCMP) today announced the presentation of a scientific poster addressing the potential ability of its clinical compound, cobiprostone, to reduce cellular death and promote the regrowth of cells damaged by indomethacin, a commonly prescribed non-steroidal anti-inflammatory drug, or NSAID. The poster was presented yesterday at the American College of Gastroenterology (ACG) Annual Scientific Meeting in Philadelphia.
The poster summarized results of an in vitro study conducted by the University of Cincinnati, which examined the effects of cobiprostone on indomethacin-induced damage of human intestinal T84 cells. This examination included studying the effects of the compound on specific mitochondrial dysfunctions believed to be involved in NSAID-induced cell death, as well as on recovery of the cells after treatment with indomethacin.
Investigators also found that cobiprostone prevented indomethacin-induced increases in both calcium ions and mitochondrial dysfunction, and concluded that cobiprostone reduced indomethacin-induced cell death and promoted cell regrowth.
“These data strongly suggest that activation of chloride channels underlie the protective effects of cobiprostone against NSAID-induced cellular damage,” said the study’s investigator, Professor John Cuppoletti, Ph.D., of the Department of Molecular and Cellular Physiology at the University of Cincinnati.
The study abstract has been published in the September 2007 issue of The American Journal of Gastroenterology 102 (s2), S156—S174.
According to the ACG, an estimated 13 million people in the United States use NSAIDs on a regular basis. Approximately 15-30 percent of chronic NSAID users experience gastrointestinal ulcers and bleeding. These side effects have been associated with the inhibition of the enzyme known as cyclooxygenase as well as other NSAID mechanisms that have a direct cytotoxic effect on gastric mucosal cells.

Cobiprostone is a functional fatty acid and a member of a class of compounds called prostones. It is a locally acting chloride-channel activator that targets ion channels located in the liver and the gastrointestinal tract.
Cobiprostone, which has been developed for oral administration, has been evaluated in two Phase 1 trials in healthy volunteers, and in three Phase 2 proof-of-concept trials for other indications. In September 2007, patient enrollment began in a multi-center Phase 2, dose-finding trial evaluating cobiprostone for the prevention of ulcers and other gastrointestinal injuries in arthritis patients treated with NSAIDs.
About Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc., an emerging pharmaceutical company based in Bethesda, MD, focuses on the development and commercialization of drugs based on prostones, a class of compounds derived from functional fatty acids that occur naturally in the human body. The therapeutic potential of prostones was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ chairman and chief executive officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding chief executive officer and advisor, international business development. Sucampo Pharmaceuticals’ first product, AMITIZA® (lubiprostone), received marketing approval from the FDA in January 2006. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals and potential effects and pharmaceutical indications for cobiprostone are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” “may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the outcome of Sucampo Pharmaceuticals’ Phase 2 trial of cobiprostone for the prevention of NSAID-induced ulcers in arthritis patients; Sucampo Pharmaceuticals’ ability to secure additional funding to conduct future clinical development of cobiprostone; Sucampo Pharmaceuticals’ dependence on its co-marketing alliance with Takeda Pharmaceutical Company Ltd. and Takeda Pharmaceuticals North America; and Sucampo Pharmaceuticals’ ability to obtain, maintain and enforce patent and other intellectual property protection for its discoveries. These and other risks are described in greater detail in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the quarterly report on Form 10-Q for the period ended June 30, 2007, the final prospectus relating to Sucampo Pharmaceuticals’ initial public offering and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.
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